The business integration described in this press release involve securities of a Japanese company. The business integration is subject to disclosure requirements of Japan that are different from those of the United States. Financial information included in this document, if any, was excerpted from financial statements prepared in accordance with foreign accounting standards that may not be comparable to the financial statements of United States companies.

It may be difficult for you to enforce your rights and any claim you may have arising under the U.S. federal securities laws, since the issuer is located in Japan and some or all of its officers and directors reside outside of the United States. You may not be able to sue a Japanese company or its officers or directors in a Japanese court for violations of the U.S. securities laws. It may be difficult to compel a Japanese company and its affiliates to subject themselves to a U.S. court’s judgment. You should be aware that the issuer may purchase securities otherwise than under the business integration, such as in the open market or through privately negotiated purchases.

This document has been translated from the Japanese-language original for reference purposes only. In the event of any conflict or discrepancy between this document and the Japanese-language original, the Japanese-language original shall prevail in all respects.

October 20, 2025

To Whom It May Concern

Company name: Hino Motors, Ltd.

Representative: Satoshi Ogiso, President & CEO,
Member of the Board of Directors,

(Code Number: 7205 TSE, Prime, NSE, Premier)

Contact Person: Makoto Iijima, General Manager, Corporate Communications Dept, Public Affairs Div.
Phone: (042)586-5494

Notice Regarding Convocation of Extraordinary General Meeting of Shareholders and
Partial Amendment to the Articles of Incorporation

Hino Motors, Ltd. (the “Company”), in its notice dated September 2, 2025 and titled “Notice Regarding Establishment of Record Date for Convocation of Extraordinary General Meeting of Shareholders”, announced that the record date for an extraordinary general meeting of shareholders (the “Extraordinary General Shareholders’ Meeting”) scheduled to be held in November 2025 was established as September 30, 2025. The Company hereby announces that, at its Board of Directors meeting held today, the Company has resolved to convene the Extraordinary General Shareholders’ Meeting, to submit proposed resolutions to the meeting and to submit a proposal for a partial amendment to the Articles of Incorporation as follows.

1. Date and Time, Venue, Proposed Resolutions for Extraordinary General Shareholders’ Meeting

(1) Date and Time: 10:00 a.m., November 28, 2025 (Friday)

(2) Venue: Tokyo Metropolitan Tama Business Activation Center (Tokyo Tama Mirai Messe) 3-19-2, Myojincho, Hachioji-city, Tokyo

(3) Proposed Resolutions:

(Extraordinary General Meeting of Shareholders)

Proposed Resolution 1: Partial Amendment to the Articles of Incorporation

Proposed Resolution 2: Issuance of Common Shares and Class A Shares by Way of Third-Party Allotment

Proposed Resolution 3: Approval of the Share Exchange Agreement between the Company and AIB, LTD. (Note)

(Meeting of Class Shareholders by Common Shareholders)

Proposed Resolution: Approval of the Share Exchange Agreement between the Company and AIB, LTD. (Note)

(Note) Company name after the name change as of April 1, 2026 (the scheduled effective date of the business integration between the Company and Mitsubishi Fuso Truck and Bus Corporation): ARCHION Corporation

2. Partial Amendment to the Articles of Incorporation

(1) Reason for amendment

In order to allow class A shares to be issued, class A shares will be added as a new class of shares, and provisions concerning such class A shares will be newly established, and further, necessary amendments related to becoming a company with class shares will be made.

This partial amendment to the Articles of Incorporation shall be effective subject to Proposed Resolution 2 of the Extraordinary General Shareholders’ Meeting being approved as originally proposed.

(2) Details of amendment

The details of amendment are as follows.

(Underlined part indicates amendments)

Current Articles of Incorporation	Proposed Amendments

CHAPTER I GENERAL PROVISIONS

Article 1 to Article 4 (Omitted)

CHAPTER II SHARES

Article 5 (Total Number of Authorized Shares)

The total number of shares which the Company is authorized to issue shall be 1.4 billion (1,400,000,000) shares.

Article 6 (Number of Shares Constituting One Unit and Rights with respect to Shares Constituting less than One Unit)

The number of shares of the Company constituting one unit of shares shall be one hundred (100).

2. (Omitted)

Article 7 to Article 10 (Omitted)

CHAPTER I GENERAL PROVISIONS

Article 1 to Article 4 (The same as the current provision)

CHAPTER II SHARES

Article 5 (Total Number of Authorized Shares and Total Number of Authorized Class Shares)

The total number of shares which the Company is authorized to issue shall be 1.4 billion (1,400,000,000) shares and the total number of authorized class shares of the Company shall be as follows:

Common Shares: 1.1 billion (1,100,000,000) shares

Class A Shares: 0.3 billion (300,000,000) shares

Article 6 (Number of Shares Constituting One Unit and Rights with respect to Shares Constituting less than One Unit)

The number of shares of the Company constituting one unit of shares shall be one hundred (100) for each type of the shares.

2. (The same as the current provision)

Article 7 to Article 10 (The same as the current provision)

(Newly established)

CHAPTER II-2 CLASS SHARES

Article 10-2 (Dividends of Surplus)

If the Company distributes dividends of surplus, it shall pay in cash, for each share of Class A Shares, to the shareholders holding the shares of Class A Shares (the “Class A Shareholders”) or the registered Class A Shares pledgees (the “Registered Class A Shares Pledgees”) who are listed or digitally recorded in the final shareholders register as of the record date for such dividends, the amount of money obtained by multiplying the dividend per share of Common Shares by the Acquisition Ratio in effect at that time (as defined in Article 10-4, Paragraph 2; hereinafter the same) (with any fractional amount less than one yen being rounded down to the nearest whole yen), on a pari passu basis with the shareholders holding the shares of Common Shares (the “Common Shareholders”) or the registered Common Shares pledgees (the “Registered Common Shares Pledgees”).

Article 10-3 (Distribution of Residual Assets)

If the Company distributes residual assets, it shall distribute in cash, for each share of Class A Shares, to the Class A Shareholders or Registered Class A Shares Pledgees, the amount obtained by multiplying the residual asset per share of Common Shares by the Acquisition Ratio in effect at that time (with any fractional amount less than one yen being rounded down to the nearest whole yen), on a pari passu basis with the Common Shareholders or the Registered Common Shares Pledgees.

Article 10-4 (Put Option for Shares of Common Shares)

1. The Class A Shareholders may at any time request the Company to deliver shares of Common Shares in exchange for the acquisition of Class A Shares by the Company. The number of shares of Common Shares of the Company to be delivered per share of Class A Shares in exchange for the acquisition of Class A Shares shall be equal to the number of shares corresponding to the Acquisition Ratio on the date of the request for acquisition. In addition, when calculating the number of Common Shares to be delivered in exchange for the acquisition of Class A Shares, any fraction less than one (1) share shall be rounded down, and no cash payment shall be made as provided in Article 167, Paragraph 3 of the Companies Act.

2. The Acquisition Ratio shall be one (1) to one (1). However, if any of the following events occurs, the Acquisition Ratio shall be adjusted in accordance with the following provisions:

(a) Share split or consolidation

In the event that the Company splits or consolidates its shares of Common Shares, the Acquisition Ratio shall be adjusted in accordance with the following formula:

Number of shares of Common Shares issued immediately
Acquisition Ratio after Adjustment	=	Acquisition Ratio before Adjustment	x	after the effective date of a share split or consolidation
Number of shares of Common Shares issued immediately before the effective date of a share split or consolidation

The effective date of the Acquisition Ratio after Adjustment shall be (i) the day following the record date in the case of a share split, or (ii) the effective date of the share consolidation in the case of a share consolidation.

(b) Issuance of Shares of Common Shares

If the Company issues shares of Common Shares or disposes of treasury shares of Common Shares held by the Company (including share allotment without consideration, but excluding (i) issuance or disposal upon the acquisition of shares or stock acquisition rights (including those attached to bonds with stock acquisition rights; the same applies hereinafter in this paragraph 2.) in exchange for the delivery of shares of Common Shares, (ii) issuance or disposal upon the exercise of stock acquisition rights under which shares of Common Shares may be issued, or (iii) the delivery of shares of Common Shares through merger, share exchange, company split, or share delivery; hereinafter referred to as the "Issuance of Common Shares"), at a payment amount less than the market value per share of Common Shares of the Company, the Acquisition Ratio shall be adjusted according to the following formula:
				Market value per	x	Number of shares of common Shares issued
Acquisition Ratio after Adjustment	=	Acquisition Ratio before Adjustment	x	share of Common Shares		(excluding treasury shares) after the Issuance of Common Shares
				Market value per share of Common Shares	x	Number of shares of Common Shares issued (excluding treasury shares) before the Issuance of Common Shares	+	Paid-in amount per share of the Common Shares newly delivered upon the issuance of Common Shares	x	Number of shares of Common Shares newly delivered upon the Issuance of Common Shares

In this (b), the term “Market value per share of Common Shares” shall mean: (i) in the event that the Common Shares is listed as of the relevant record date of the Issuance of Common Shares (or in the absence of such record date, the payment date for issuance or disposal of shares of the Common Shares (if a payment period is specified, the last day of such payment period), or, in the case of allotment without consideration, the effective date thereof; the “Adjustment Record Date”), the price equivalent to the average of the daily volume-weighted average price of the Company’s shares of Common Shares in the regular trading on the Tokyo Stock Exchange, Inc. over a period of 30 trading days beginning on the 45th trading day prior to the Adjustment Record Date (fractions less than one (1) yen shall be calculated to the second decimal place and rounded off at the second decimal place); and (ii) in the event that the Common Shares is not listed as of the Adjustment Record Date, the book value per share of the Company’s Common Shares (on a consolidated basis) calculated as of the Adjustment Record Date according to the following formula:

Book value per share of the company’s Common Shares (on a consolidated basis)	=	Book value based on the final consolidated balance sheet	- (	The amount of money paid-out after the end of the accounting period of the consolidated balance sheet due to the distribution from surplus or the acquisition of treasury shares	+	Deposit for subscription of new shares and deposit for subscription of treasury shares	+	Stock Acquisition Rights	+	Minority interest	)
		Number of shares of Common Shares issued (excluding treasury shares)			+	Number of shares of Class A Shares issued (excluding treasury shares)	x	Acquisition Ratio

The effective date for the Acquisition Ratio after Adjustment shall be the day following the Adjustment Record Date.

(c) In addition to the cases referred to in (a) and (b) above, if it becomes necessary to adjust the Acquisition Ratio due to an issuance or disposal of shares in a merger, a company split, a share exchange or share delivery, an issuance of stock acquisition rights or an allotment without consideration, or other reasons similar to those referred to in (a) and (b) above, the subsequent Acquisition Ratio shall be reasonably adjusted.

(d) The “Acquisition Ratio before Adjustment” used in (a) and (b) above shall be the Acquisition Ratio effective immediately prior to the application of the Acquisition Ratio after Adjustment.

Article 10-5 (Voting Rights)

The Class A Shareholders shall not be entitled to vote at any General Shareholders Meeting of the Company.

Article 10-6 (General Meetings of Class Shareholders)

1. In the event that the Company takes any of the actions listed in each item of Article 322, Paragraph 1 of the Companies Act, a resolution of the General Meeting of Class Shareholders consisting of the Class A Shareholders shall not be required, except as required by laws and regulations.

2. The provisions of Article 10, Paragraph 1 shall apply mutatis mutandis to General Meeting of Class Shareholders held on the same day as the annual General Shareholders Meeting.

3. Shareholders who are entitled to exercise their rights at the General Meeting of Class Shareholders held on the same day as the extraordinary General Shareholders Meeting shall be those shareholders who are listed or digitally recorded in the final shareholders register as of the record date set for determining the shareholders entitled to exercise their rights at such extraordinary General Shareholders Meeting.

4. The provisions of Articles 11 through 15 shall apply mutatis mutandis to General Meeting of Class Shareholders.

Article 10-7 (Consolidation and Splitting of Shares, Allocation of Shares to be Offered, etc.)

The Company shall not consolidate or split any shares of Class A Shares, unless otherwise provided by laws and regulations. The Company shall not grant the Class A Shareholders the right to receive an allotment of shares to be offered or the right to receive an allotment of share acquisition rights to be offered, nor shall it make any allotment of shares or share acquisition rights to the Class A Shareholders without consideration.

Article 10-8 (Restrictions on Transfer)

The acquisition of shares of Class A Shares of the Company by transfer shall be subject to the approval of the Board of Directors.

Article 11 to Article 34 (Omitted)	Article 11 to Article 34 (The same as the current provision)

End